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                                                     Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                       PARK MERIDIAN FINANCIAL CORPORATION
             (Exact name of registrant, as specified in its charter)

          NORTH CAROLINA                                         56-2196075
(State or other jurisdiction of                               (I.R.S. Employer)
 incorporation or organization)                              Identification No.)

                             6826 MORRISON BOULEVARD
                         CHARLOTTE, NORTH CAROLINA 28211
                                 (704) 366-7275
                    (Address of principal executive officers)

                                 ---------------

--------------------------------------------------------------------------------
    PARK MERIDIAN BANK         PARK MERIDIAN BANK         AMENDED AND RESTATED
EMPLOYEE STOCK OPTION PLAN    STOCK OPTION PLAN FOR       EMPLOYMENT AND STOCK
 (Full title of the plan)     NON-EMPLOYEE DIRECTORS     OPTION AGREEMENT DATED
                             (Full title of the plan)    AS OF JANUARY 1, 1998,
                                                                 BETWEEN
                                                          KEVIN T. KENNELLY AND
                                                           PARK MERIDIAN BANK
                                                        (Full title of the plan)
--------------------------------------------------------------------------------

                                 ---------------

                                KEVIN T. KENNELLY
                                 P.O. Box 11816
                         Charlotte, North Carolina 28220
                     (Name and address of agent for service)
                                 (704) 366-7275
          (Telephone number, including area code, of agent for service)

                                 ---------------

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                      Proposed        Proposed
                                       maximum         maximum
                        Amount        offering        aggregate       Amount of
Title of securities      to be         price           offering     registration
 to be registered     registered      per unit          price            fee
--------------------------------------------------------------------------------
Common Stock,        442,657 shs.    $11.00 (1)    $4,869,227 (1)    $1,285.48
$.01 par value
(including options
under the foregoing
stock option plans)
================================================================================

(1) In accordance with Rule 457(h)(1) of Regulation C, the price for the shares is computed on the basis of the average high and low prices for per share of the Common Stock on August 3, 2000 as reported on the NASDAQ Over-the-counter Trading System.

================================================================================



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                       PART II INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT


Preliminary Note

         Park Meridian Financial Corporation (the "registrant") is a recently organized corporation formed for the purpose of effecting a holding company reorganization of Park Meridian Bank, a North Carolina banking association (the "Bank"), pursuant to a statutory share exchange which was completed on August 4, 2000. Pursuant to the share exchange, the registrant assumed the obligations of the Bank under all existing stock options and option plans of the Bank outstanding at the time of the share exchange and such options became exercisable to acquire shares of the registrant's common stock. Prior to the share exchange, the Bank's common stock was registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. As a result of the share exchange, the registrant's common stock is deemed registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12g-3(a) thereunder.

Item 3.  Incorporation of Documents by Reference.

         The following documents are incorporated by reference into this registration statement:

         (a) The Bank's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999;

         (b) The Bank's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2000;

         (c) The registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 7, 2000; and

         (d) All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of its latest fiscal year.

         All documents subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all securities offered by this registration statement have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into the registration statement and to be part thereof from the date of filing of such documents.

Item 4.  Description of Securities.

         General. The common stock of the registrant has a par value of $.01 per share. Each share of the registrant's common stock has the same relative rights as, and is identical in all respects to, each other share of the registrant's common stock.

         Dividend Rights. Holders of shares of the registrant's common stock will be entitled to receive such cash dividends as the board of directors of the registrant may declare out of legally available funds. However, the payment of dividends by the registrant will be subject to the restrictions of North Carolina law applicable to the declaration of dividends by a business corporation. Under such provisions, cash dividends may not be paid if a corporation will not be



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able to pay its debts as they become due in the usual course of business after making such cash dividend distribution or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights.

         Voting Rights. Each share of the registrant's common stock entitles the holder thereof to one vote on all matters upon which shareholders have the right to vote. The board of directors of the registrant is classified so that approximately one-third of the directors will be elected each year. Shareholders of the registrant are not entitled to cumulate their votes for the election of directors.

         Liquidation Rights. In the event of any liquidation, dissolution or winding up of the registrant, the holders of shares of the registrant's common stock will be entitled to receive, after payment of all debts and liabilities of the registrant, all remaining assets of the registrant available for distribution in cash or in kind.

         Preemptive Rights; Redemption. Holders of shares of the registrant's common stock are not entitled to preemptive rights with respect to any shares that may be issued. The registrant's common stock is not subject to any redemption rights.

         Classification of the Board of Directors. The registrant's Articles of Incorporation provide that the board of directors of the registrant shall be divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director generally serves for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected. However, to establish staggered terms for the board of directors of the registrant, the initial directors of the registrant in Class I shall serve for a term ending on the date of the next annual meeting of shareholders of the registrant, and the initial directors in Class II shall serve for a term ending on the second annual meeting of shareholders of the registrant following the date hereof. Due to the classified boards, approximately one-third of the members of the board of directors of the registrant will be elected each year, and two annual meetings will be required for the registrant's shareholders to change a majority of the members constituting the board of directors of the registrant.

         Removal of Directors; Filling Vacancies. The registrant's articles of incorporation provide that shareholders may remove one or more of the directors with or without cause if the number of votes to remove the director exceeds the number of votes against removal. If a director is elected by a voting group of shareholders, than only the shareholders in that voting group can participate in the vote to remove the director. A director may not be removed by the shareholders at a meeting unless the notice of meeting states that the purpose, or one of the purposes, of the meeting is removal of the director. Vacancies occurring in the board of directors of the registrant may be filled by the first to act of the shareholders or a majority of the remaining directors, even though the number of remaining directors is less than a quorum. If the vacant office was held by a director elected by a voting group of shareholders, then only the remaining director or directors elected by that voting group of the shareholders of that voting group are entitled to fill the vacancy.

         Amendment of Bylaws. Except as otherwise provided by the North Carolina law, the board of directors can amend or repeal the bylaws. However, a bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the board of



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directors unless the articles of incorporation or a bylaw adopted by the shareholders authorizes the board to adopt, amend or repeal that particular bylaw or the bylaws generally.

         Special Meetings of Shareholders. The registrant's bylaws provide that special meetings of shareholders may be called only by the President or Secretary of the registrant or by its board of directors.

         North Carolina Shareholders Protection Act and North Carolina Control Share Acquisition Act. The articles of incorporation of the registrant provide that the provisions of the North Carolina Corporation Law entitled the North Carolina Protection Act and the North Carolina Control Share Acquisition Act shall not apply to the registrant.

         Transfer Agent And Registrar. The transfer agent and registrar for the registrant's common stock is First Union National Bank in Charlotte, North Carolina.

Item 6.  Indemnification of Directors and Officers.

         Section 55-2-02 of the North Carolina Business Corporation Act (the "Business Corporation Act") enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director. No such provision is effective to eliminate or limit a director's liability for
(i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation,
(ii) improper distributions as described in Section 55-8-33 of the Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. The registrant's articles of incorporation limit the personal liability of its directors to the fullest extent permitted by the Business Corporation Act.

         Sections 55-8-50 through 55-8-58 of the Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative because of the fact that such person was or is a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee or agent
(i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (2) that in all other cases his conduct was not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55 of the Business Corporation Act. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the


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corporation or in connection with any other proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

         In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the Business Corporation Act permits a corporation to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses (including counsel fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.

         Because the registrant's bylaws provide for indemnification to the fullest extent permitted under the Business Corporation Act, the registrant may indemnify its directors, officers, employees and agents in accordance with either the statutory or nonstatutory standard. Sections 55-8-52 and 55-8-56 of the Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was, or was threatened to be, made a party because he is or was a director or officer of the corporation. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56 of the Business Corporation Act.

         Additionally, Section 55-8-57 of the Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the Business Corporation Act to indemnify that person. The registrant has purchased and maintains such insurance.

Item 8.  Exhibits.

Exhibit Number                          Description
--------------                          -----------

     4.1          Articles of Incorporation of the Park Meridian Financial
                  Corporation (incorporated by reference to Exhibit 3.1 of the registrant's Current Report on Form 8-K dated August 7, 2000)
     4.2          Bylaws of Park Meridian Financial Corporation (incorporated by reference to Exhibit 3.2 of the registrant's Current Report on
                  Form 8-K dated August 7, 2000)
     5            Opinion of Robinson, Bradshaw & Hinson, P.A.
    23.1          Consent of Robinson, Bradshaw & Hinson, P.A. (contained In
                  Exhibit 5)
    23.2          Consent of PricewaterhouseCoopers LLP
    24.1          Power of Attorney of Kevin T. Kennelly, dated May 25, 2000
    24.2          Power of Attorney of Joseph M. Dodson, dated May 25, 2000
    24.3          Power of Attorney of Henry A. Harkey, dated May 25, 2000
    24.4          Power of Attorney of Larry W. Carroll, dated May 25, 2000
    24.5          Power of Attorney of Robert F. Gilley, dated May 25, 2000



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Exhibit Number                          Description
--------------                          -----------

    24.6          Power of Attorney of Averill C. Harkey, dated May 25, 2000
    24.7          Power of Attorney of Steven W. Luquire, dated May 25, 2000
    24.8          Power of Attorney of James L. Montag, dated May 25, 2000
    24.9          Power of Attorney of James L. Moore, Jr., dated May 25, 2000
    24.10         Power of Attorney of William O. Musgrave, dated May 25, 2000
    24.11         Power of Attorney of Robert M. Pittenger, dated May 25, 2000
    24.12         Power of Attorney of J. Ralph Squires, dated May 25, 2000
    24.13         Power of Attorney of Victoria S. Sutton, dated May 25, 2000
    24.14         Power of Attorney of C. Rex Welton, dated May 25, 2000

Item 9.  Undertakings.

         The registrant hereby undertakes as follows:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) The registrant shall remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering;

         (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.



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                                   SIGNATURES

         Pursuant to the requirements of the 1933 Act, the registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina on August 7, 2000.


                                           PARK MERIDIAN FINANCIAL CORPORATION

                                           By:  /s/ Kevin T. Kennelly
                                                --------------------------------
                                                Kevin T. Kennelly, President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            SIGNATURE                     TITLE                      DATE
            ---------                     -----                      ----

     /s/ Kevin T. Kennelly      President and Director           August 7, 2000
------------------------------  (Principal Executive Officer)
       Kevin T. Kennelly

     /s/ Joseph M. Dodson       Assistant Vice President,         August 7, 2000
------------------------------  Treasurer and Controller
       Joseph M. Dodson         (Principal Financial Officer and
                                Principal Accounting Officer)

     /s/ Henry A. Harkey*       Chairman of the Board of          August 7, 2000
------------------------------  Directors
       Henry A. Harkey

     /s/ Larry W. Carroll*      Director                          August 7, 2000
------------------------------
       Larry W. Carroll

     /s/ Robert F. Gilley*      Director                          August 7, 2000
------------------------------
       Robert F. Gilley

     /s/ Averill C. Harkey*     Director                          August 7, 2000
------------------------------
       Averill C. Harkey

     /s/ Steven W. Luquire*     Director                          August 7, 2000
------------------------------
       Steven W. Luquire

     /s/ James L. Montag*       Director                          August 7, 2000
------------------------------
       James L. Montag

    /s/ James L. Moore, Jr.*    Director                          August 7, 2000
------------------------------
      James L. Moore, Jr.





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            SIGNATURE                     TITLE                       DATE
            ---------                     -----                       ----

    /s/ William O. Musgrave*    Director                          August 7, 2000
------------------------------
      William O. Musgrave

    /s/ Robert M. Pittenger*    Director                          August 7, 2000
------------------------------
       Robert M. Pittenger

     /s/ J. Ralph Squires*      Director                          August 7, 2000
------------------------------
       J. Ralph Squires

    /s/ Victoria S. Sutton*     Director                          August 7, 2000
------------------------------
       Victoria S. Sutton

       /s/ C. Rex Welton*       Director                          August 7, 2000
------------------------------
         C. Rex Welton


*By:  /s/ Kevin T. Kennelly
      ------------------------
        (Kevin T. Kennelly)

                                  EXHIBIT INDEX

Exhibit Number                        Description
--------------                        -----------

      4.1         Articles of Incorporation of the Park Meridian Financial
                  Corporation (incorporated by reference to Exhibit 3.1 of the registrant's Current Report on Form 8-K dated August 7, 2000)
      4.2         Bylaws of Park Meridian Financial Corporation (incorporated by reference to Exhibit 3.2 of the registrant's Current Report on
                  Form 8-K dated August 7, 2000)
      5           Opinion of Robinson, Bradshaw & Hinson, P.A.
     23.1         Consent of Robinson, Bradshaw & Hinson, P.A. (contained In
                  Exhibit 5)
     23.2         Consent of PricewaterhouseCoopers LLP
     24.1         Power of Attorney of Kevin T. Kennelly, dated May 25, 2000
     24.2         Power of Attorney of Joseph M. Dodson, dated May 25, 2000
     24.3         Power of Attorney of Henry A. Harkey, dated May 25, 2000
     24.4         Power of Attorney of Larry W. Carroll, dated May 25, 2000
     24.5         Power of Attorney of Robert F. Gilley, dated May 25, 2000
     24.6         Power of Attorney of Averill C. Harkey, dated May 25, 2000
     24.7         Power of Attorney of Steven W. Luquire, dated May 25, 2000
     24.8         Power of Attorney of James L. Montag, dated May 25, 2000
     24.9         Power of Attorney of James L. Moore, Jr., dated May 25, 2000
     24.10        Power of Attorney of William O. Musgrave, dated May 25, 2000
     24.11        Power of Attorney of Robert M. Pittenger, dated May 25, 2000
     24.12        Power of Attorney of J. Ralph Squires, dated May 25, 2000
     24.13        Power of Attorney of Victoria S. Sutton, dated May 25, 2000
     24.14        Power of Attorney of C. Rex Welton, dated May 25, 2000